Exhibit 10.3

[UNION BANK OF CALIFORNIA LOGO]

AUTHORIZATION TO DISBURSE

Borrower Name

Simpson Manufacturing Co., Inc., a Delaware corporation

Borrower Address 4120 Dublin Boulevard #400 Dublin, CA 94568	Office 71561	Loan Number 842-616-975-3 0081-00-0-000
	Maturity Date November 1, 2011	Amount $13,800,000.00

UNION BANK OF CALIFORNIA, N.A. (“Bank”) is hereby authorized and instructed to disburse the proceeds of that certain promissory note (“Note”) evidencing the obligation referred to above in the following manner:

Deposit the proceeds of the above referenced obligation into Borrower’s account No. 7141200458 from time to time and in such amounts as may be requested verbally or in writing.

Renewal of obligation number 0081-00-0-000 with a maturity date of November 1,	$13,800,000.00

Total Disbursement(s):	$13,800,000.00

TERMS AND CONDITIONS

1.

Bank is authorized to charge account number 7141200458 in the name(s) of Simpson Manufacturing Co.. Inc. for payments, fees and expenses in connection with the Note and all renewals or extensions thereof. If no account number is designated, Borrower agrees to pay Bank’s usual and customary fees for non-automated processing.

2.

Bank shall disburse proceeds in the amounts stated above in accordance with the foregoing authorization or when Bank receives verbal or written authorization to do so from Borrower(s) or any one of the Borrowers, if there are joint Borrowers, but not later than the final date for availability provided in the loan documents. Bank, at its discretion, may elect to extend this date without notice to or acknowledgement by the Borrower(s).

3.

This Authorization and the Note will remain in full force and effect until the obligations in connection with the Note have been fulfilled. Unless dated by Bank prior to execution, the Note shall be dated by Bank as of the date on which Bank disburses proceeds.

4.

Notwithstanding anything to the contrary herein, Bank reserves the right to decline to advance the proceeds of the Note if there is a filing as to the Borrower(s), or any of them of a voluntary or involuntary petition under the provisions of the Federal Bankruptcy Act or any other insolvency law; the issuance of any attachment, garnishment, execution or levy of any asset of the Borrower(s), or any endorser or guarantor which results in Bank deeming itself, in good faith insecure.

5.

The Borrower(s) authorizes Bank to release information concerning the Borrower(s) financial condition to suppliers, other creditors, credit bureaus and other credit reporters; and also authorizes Bank to obtain such information from any third party at any time.

The Borrower(s) by their execution of this Authorization accept the foregoing terms, conditions and instructions.

Executed as of: October 29, 2004

Borrower(s):

Simpson Manufacturing Co., Inc., a Delaware corporation

By:	/s/ MICHAEL J. HERBERT

Title:	Chief Financial Officer

[UNION BANK OF CALIFORNIA LOGO]	East Bay Corporate Banking Group
200 Pringle Ave., Suite 260
Walnut Creek, CA 94596
(925) 947-2420

October 29, 2004

Simpson Manufacturing Co., Inc.

Koll Dublin Corporation Center

4120 Dublin Blvd., Suite 400

Dublin, CA 94568

Attn:       Mike Herbert, Chief Financial Officer

Re:                               Third Amendment (“Amendment”) to the Loan Agreement dated November 6, 2001 (all prior Amendments, this Amendment, and the Loan Agreement together called the “Agreement”)

Dear Mr. Herbert:

In reference to the Agreement between Union Bank of California, N.A. (“Bank”) and Simpson Manufacturing Co., Inc. (“Borrower”), the Bank and Borrower desire to amend the Agreement. Capitalized terms used herein which are not otherwise defined shall have the meaning given them in the Agreement.

Amendments to the Agreement

(a)                                     1.1.1 Section The Revolving-To-Term Loan of the Agreement is hereby amended in its entirety to read as follows:

“Bank will loan to Borrower an amount not to exceed Thirteen Million Eight Hundred Thousand Dollars ($13,800,000) outstanding in the aggregate at any one time (the “Revolving-To-Term Loan”). The proceeds of the Revolving-To-Term Loan shall be used for Borrower’s general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving-To-Term Loan in accordance with the terms of the Revolving-To-Term Note (defined below). All borrowings of the Revolving Loan must be made before November 1, 2006, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving-To-Term Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “ Revolving-To-Term Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

As of the date of this Agreement, the principal amount outstanding under Borrower’s revolving loan with Bank evidenced by the promissory note dated October 30, 2002 (“Old Note”) shall be deemed the initial principal amount outstanding under the Revolving Loan, and the Old Note is hereby cancelled and superceded by the Revolving Note.”

(b)                                    1.1.1 .a Section The Standby L/C Sublimit of the Agreement is hereby amended in its entirety to read as follows:

“As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C”). The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Four Million Dollars ($4,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving-To-Term Loan. All Standby LVCs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than twelve (12) months from the date of its issuance, and in no event later than November 1, 2007. At Borrower’s request, Bank will issue L/Cs on behalf of Borrower’s subsidiaries, including but not limited to: 1) Simpson Strong-Tie Company Inc.; 2) Simpson Dura-Vent Company, Inc.; and 3) Simpson Strong-Tie, International Inc., so long as the Borrower executes the Bank’s standard form for L/C applications and reimbursement agreement.”

(c)                                     4.6 Section Tangible Net Worth of the Agreement is hereby amended in its entirety to read as follows:

“Borrower will at all times maintain Tangible Net Worth of not less than Two Hundred Fifty Million Dollars ($250,000,000), plus 50% of Net Profit (excluding losses) as of each fiscal year end. “ Tangible Net Worth” means Borrower’s net worth increased by indebtedness subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from affiliates (including officers, shareholders and directors).”

(d)                                    5.5 Section Acquisitions of the Agreement is hereby amended in its entirety to read as follows:

1

“Borrower will not make any acquisition or acquire any net assets, other than fixed or capital assets acquired in the normal course of business, in excess of Fifty Million Dollars ($50,000,000) in any fiscal year.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amendment shall not be a waiver of any existing or future default or breach of a condition or covenant unless specified herein.

This Amendment shall become effective when the Bank shall have received the acknowledgment copy of this Amendment executed by the Borrower, all of which must be received by the Bank before October 29, 2004.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Wilson Jui
Wilson Jui
Title:	Credit Officer

Agreed and Accepted to this

29 day of oct, 2004.

Simpson Manufacturing Co., Inc.

By:	/s/ MICHAEL J. HERBERT
Title: Chief Financial Officer

2

COMMERCIAL PROMISSORY NOTE (Base Rate)

Terumi Wong / SR / 34028

Debtor Name Simpson Manufacturing Co., Inc., a Delaware corporation
Debtor Address 4120 Dublin Boulevard #400 Dublin, CA 94568	Office 71561	Loan Number 842-616-975-3	0081-00-0-000
	Maturity Date November 1, 2011	Amount $13,800,000.00

$13,800,000.00	Date October 29, 2004

FOR VALUE RECEIVED, on November 1, 2011, the undersigned (“Debtor”) promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”), as indicated below, the principal sum of Thirteen Million Eight Hundred Thousand and 00/100ths Dollars ($13,800,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1.                                          PRINCIPAL AND INTEREST PAYMENTS.   Debtor shall pay principal in 60 equal consecutive monthly installments, each installment in an amount sufficient to fully amortize the principal balance by the final maturity date, beginning December 1, 2006 and continuing on the 1st day of each consecutive month. Debtor shall pay interest on the 1st day of each month commencing December 1, 2004 Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate. The availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment.

(a)                                  BASE INTEREST RATE. At Debtor’s option, amounts outstanding hereunder in minimum amounts of $100,000 shall bear interest at a rate, based on an index selected by Debtor, which is Bank’s LIBOR Rate for the Interest Period selected by Debtor, plus the Applicable Margin.

Except for changes in the Applicable Margin, no Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank’s records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by

BASENOTE.CAM (11/99)	13763-4-UB06951

telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank’s rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b)                                VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of (i) 0.5% less than the Reference Rate during the Revolving Period and (ii) 0.375% less than the Reference Rate during the Term Period, which rate shall vary as and when the Reference Rate changes.

At any time prior to November 1, 2006, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank’s East Bay Corporate Office, or such other office as may be designated by Bank, from time to time.

2.                    LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3.                    INTEREST RATE FOLLOWING DEFAULT.   In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.                    PREPAYMENT.

(a)               Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor’s intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date (“Yield Rate”); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b)                           In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.   In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

(c)                    Bank shall  provide  Debtor a  statement of the  amount payable on  account of prepayment.  Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor’s express agreement to pay Bank the prepayment fee described above.

DEBTOR INITIAL HERE:	/s/ MJH

5.                                         DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor’s creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor’s property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6.                    ADDITIONAL AGREEMENTS OF DEBTOR.   If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys’ fees, (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder.   Debtor and any Obligor, for the maximum period of time and the full extent permitted by law,   (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind;   (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and  (c) consent to renewals and extensions of time for the payment of any amounts due under this note.  If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several.   Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank.    Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected.  In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law.  The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7.                    DEFINITIONS.     As  used  herein,  the following  terms  shall  have  the  meanings  respectively set forth  below: “Agreement”  shall mean that certain Amended and Restated Loan Agreement dated as of November 6, 2001, by and between Debtor and Bank, as at any time amended, modified, extended, renewed, replaced, or restated from time to time. “Applicable Margin” shall mean the following percent per annum for the following periods: (a) During the Revolving Period, plus (i) three-quarters of one percent (0.75%) per annum, effective on the first day of the month following the month in which Bank receives a financial statement (required by the Loan Agreement) from Debtor (“Financial Statement”) demonstrating that the ratio of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than 0.50 to 1.00 (provided  that for the purposes of this definition of Applicable Margin, the term “effective on the first day of the month following the month in which Bank receives a Financial Statement”   shall be deemed to be “effective on the first day of  the Interest Period following the Interest Period in which Bank receives a Financial Statement” during such time as any outstanding principal balance of this Note bears interest at a rate based on the LIBOR Rate), (ii) seven-eighths of one percent (0.875%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than or equal to 1.00 to 1.00, but equal to or greater than 0.50 to 1.00 and (iii) one percent (1.0%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was greater than 1.00 to 1.00;   (b) during the Term Period, plus (i) seven-eighths of one percent (0.875%)  per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ration of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than 0.50 to 1.00, (ii) one percent (1.0%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was less than or equal to 1.00 to 1.00, but equal to or greater than 0.50 to 1.00 and  (iii) one and one-eighth percent (1.125%) per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Debtor demonstrating that the ratio of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby was greater than 1.00 to 1.00; provided, however, that (x) if at any time there exists a default under this note or the Loan Agreement, or any event has occurred which, with notice or the lapse of time, or both, would become a default under this note or the Loan Agreement, or (y) if Debtor fails to deliver any Financial Statement to Bank within the required time period set forth in the Loan Agreement, then the ratio of Debtor’s Adjusted Total Liabilities to Tangible Net Worth for the fiscal quarter covered thereby shall be deemed to be greater than 1.00 to 1.00 until such default or unmatured default is cured or otherwise waived by Bank or such Financial Statement is delivered to Bank, as the case may be; and provided further, however, that the Applicable Margin shall never be a negative number. “Base Interest Rate” means a rate of interest based on the LIBOR Rate. “Base Interest Rate Loan” means amounts outstanding under this note that bear interest at a Base Interest Rate. “Base Rate Maturity Date” means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. “Business Day” means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. “Interest Period” means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of 1, 3, 6, 9 or 12 months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. “LIBOR Rate” means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor’s interest rate selection, plus Bank’s costs, including the cost, if any, of reserve requirements. “Origination Date” means the first day of the Interest Period. “Reference Rate” means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

DEBTOR:

Simpson Manufacturing Co., Inc., a Delaware
corporation

By:	/s/ MICHAEL J. HERBERT
Title:	Chief Financial Officer